EXHIBIT 23.1

15950 N. Dallas Parkway, Suite 600 Dallas, Texas 75248 t 972.661.1843 f 972.490.4120

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator

Nokia USA Inc. Retirement Savings and Investment Plan:

We consent to the incorporation by reference in the registration statements (No. 333-210546, No. 333-202869, and No. 333-194196) on Form S-8 of Nokia USA Inc. of our report dated July 11, 2016, with respect to the Statement of Net Assets Available for Benefits of The Nokia USA Inc. Retirement Savings and Investment Plan as of December 31, 2015, the Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2015, and the related supplemental schedules of Delinquent Participant Contributions for the year ended December 31, 2015, and of Assets (Held at End of Year) as of December 31, 2015, which report appears in the December 31, 2015, annual report on Form 11-K of The Nokia USA Inc. Retirement Savings and Investment Plan.

/s/ Travis Wolff, LLP

Certified Public Accountants
July 11, 2016
Dallas, Texas

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